Exhibit 99.1

IWT Tesoro Corporation CEO Letter to Shareholders

WESTPORT, CT — (MARKET WIRE) — 06/20/2006 — IWT Tesoro Corporation’s (OTCBB: IWTT), CEO and Chairman, Henry J. Boucher, Jr., presented the following letter to shareholders at IWT Tesoro’s annual shareholder meeting on June 17, 2006.

June 17, 2006

Dear Valued Shareholder,

As the CEO of IWT Tesoro Corp (“Tesoro” or the “Company”), I believe it important to not only give an account of where the Company has been and where it is today, but also a greater understanding of our vision going forward. The genesis of Tesoro began in 1994 with the founding of International Wholesale Tile, then a small tile importer and distributor. Twelve years later, the Company has continued its double digit growth. In 2005, and for a third consecutive year as a public company, Tesoro’s annual growth rate has exceeded 25% and this growth rate has continued in the first quarter of 2006. We have also increased our capital resources and operational efficiencies, and implemented a process to identify strategic opportunities. Tesoro’s fundamentals remain strong, maintaining a gross margin of approximately 38%, as management seeks to build on the Company’s successful foundation.

Capital Resources

The Company’s financial partners, Bank of America and Laurus Master Fund Ltd., have provided additional capital capacity to support inventories and cash flow as we manage our rapid growth. We have had the opportunity to work intimately with our funding partners to assess all options for capitalization. Recently, the Company engaged vFinance Investments, Inc. to serve as its investment banker, to further expand both equity and debt capital options, in addition to providing counsel on potential acquisition opportunities.

Operational Efficiencies

In April, we completed a rigorous review of our warehousing and inventory processes. In the analysis, we identified key areas to increase inventory turns and further improve profitability. More advanced data processing and inventory tracking will enable us to manage inventory down to the individual product level. With increased control over warehoused inventory, management will have more accurate data to handle product procurement and gain additional working capital from the monetization of inventory.

Strategic Opportunities

As one of a few publicly traded tile distributors, we are always looking at opportunities to expand operations toward full, vertical integration throughout the supply chain, by both acquisition and organic growth. Our expansion last year into Ohio, added to our customer base of floor covering dealers, home center stores, and other wholesalers. Geographic diversification is one motivating factor for acquisition and expansion, in order to mitigate both the risks of severe weather in the South and long-haul transportation costs. Augmenting our existing facilities in Florida, Texas, and Southern California, with additional facilities in the Northeast, Midwest and Northwest, the Company can effectively expand its capabilities for national distribution. We continue to assess other strategic opportunities that may provide accretive value to the Company while complimenting our current strengths in the capital goods sector.

Lastly, in conjunction with the hard work and dedication our employees have shown in making Tesoro a successful growth story, we are reaching out more and more to the financial community to raise the profile of the Company. Today, as a micro cap company we have largely flown under the radar of institutional investors, analysts, individual investors and many others in the investment community. Moving forward we will work to gain the adoption of Tesoro in the financial community, anticipating that other investors will begin to see the same value in Tesoro that you, our current shareholders see.

With our consistent growth rate, and the continued addition of new customers, we believe the Company’s value is not fully represented in the current stock price. While profitability is always an objective, we believe the true value of our business model lies in the size of our distribution channel, the number of repeat buyers, and the total square footage of product sold. Based on valuation metrics applied to other distributors acquired in our industry for the value of their distribution channels and customer base, the Company’s current stock price represents a buying opportunity. We see additional shareholder value going forward as we continue our history of rapid growth and expansion.

As the CEO of Tesoro, and a shareholder, I appreciate your continued confidence in our Company, the Management team, and the numerous employees that make us a success. We look forward to building on our success to date, and increasing shareholder value as we move ahead in 2006.

Sincerely,

Henry J. Boucher, Jr.
Chairman, President and Chief Executive Officer

About IWT Tesoro

IWT Tesoro Corporation is one of a few publicly traded tile distributors that is wholesale-driven. The Company does not compete with its own customers by having dealer stores as part of its business model. The Company’s philosophy is that it is its customers’ supplier, not their competition. This is a distinct reason as to why the Company’s been so successful. This wholesale focus is at the core of IWT Tesoro Corporation’s long-term growth and market strategy. Through IWT, as well as IWT Transport Inc., a subsidiary of the Company that operates as a licensed freight carrier, and its foreign subsidiary IWT Tesoro International Ltd., IWT Tesoro Corporation is focused on creating, marketing and delivering exclusive and premium flooring brands that meet customers’ different needs.

Certain statements in this press release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s business and financing plans, regulatory environments in which the Company operates or plans to operate, and trends affecting the Company’s financial condition or results of operations, the impact of competition, the start up of certain operations, roll out of products and services and acquisition opportunities. When used herein, the words “believes,” “expects,” “plans,” “estimates” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance and achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

CONTACTS:

Henry J. Boucher, Jr.
CEO
IWT Tesoro Corporation
Phone: 1-203-221-2770
Fax: 1-203-221-2797
Email Contact

R. Nicholas Brack
Managing Director
Baxter Partners, LLC
Phone: 1-561-624-0014
Fax: 1-561-828-0964
Email Contact

SOURCE:  IWT Tesoro Corporation